MERIDIAN INVESTMENT MANAGEMENT CORPORATION

                       12835 East Arapahoe Road, Tower II
                            Englewood, Colorado 80112
                                 (303) 790-1600



                                December 19, 1996




ICON Funds, Board of Trustees
c/o AmeriPrime Financial Services, Inc.
1793 Kingswood Drive, Suite 200
Southlake, Texas 76092

                               RE:       ICON Funds' Initial Capital

Dear Sirs:

Meridian Investment Management Corporation ("MIMCo") has provided the initial capital for ICON Funds (the "Trust") as contemplated by Section 14(a) of the Investment Company Act of 1940, which section states, in relevant part, that:

          No registered investment company........  shall make a public offering of securities of which such company is the issuer, unless.......  such company has a net worth of at least $100,000,.......... .

MIMCo has purchased 10,000 shares of ICON Funds/ICON Short-Term Fixed Income Fund for $10.00 per share. In connection with said purchase MIMCo represents to the Trust that its purchase was made for investment purposes without any present intention of redeeming or reselling the shares purchased.

As initial shareholder, promoter/sponsor, and adviser of the Trust, MIMCo consents to the use of this letter as Exhibit 13 of the Trust's Registration Statement on Form N-1A.

Sincerely,

MERIDIAN INVESTMENT MANAGEMENT CORPORATION


By:   /s/ Michael J. Hart
     --------------------------
     Michael J. Hart, President

MJH/CWL:c